EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Edible Garden AG Incorporated on Form S-1 and related prospectus of our report dated December 30, 2022, with respect to our audits of the financial statements of GLC Resources, Inc., formerly Greenleaf Growers, Inc., which comprise the balance sheet as of December 31, 2021, and the results of its operations and its cash flows for the fiscal year ended December 31, 2021 in accordance with accounting principles generally accepted in the United States of America. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Lance, Soll & Lunghard, LLP
Lance, Soll & Lunghard, LLP
Brea, California
January 4, 2023